SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)     December 29, 2001
                                                     -----------------


                          SWISSRAY International, Inc.
                ------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


                New York               0-26972               16-0950197
         -------------------------  --------------          -------------
   (State of Other Jurisdication      (Commission           (IRS Employer
           Of Incorporation)          File Number)          Identification
                                                                  No.)


100 Grasslands Road, Elmsford, New York 10523
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(Address of Principal Executive Offices)


Registrant's telephone number, including area code      1-914-345-3700
                                                        --------------



80 Grasslands Road,                 Elmsford, New York            10523
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          (Former Name or Former Address, if Changed Since Last Report)

Item 5.           Other Events

     On December 29, 2000 the Company borrowed $3,000,000 from Kew Court LLC ("Kew Court") in accordance with promissory note bearing interest at the rate of 2.025% per month and due and payable on or before December 29, 2001. The aforesaid promissory note and related security agreement contained provisions whereby the Company's inventory and accounts receivable served as collateral for the loan and further provided (amongst other matters) that in the event of default the principal sum due on the note shall bear interest (commencing December 29, 2001) at the rate of 5% per 30 calendar day period as liquidated damages.

     Shortly prior to the December 29, 2001 due date on the promissory note (and with no portion of the principal or interest thereon having been paid) the Company entered into negotiations with Kew Court in an effort to resolve this matter through means other than cash repayment.

     Such negotiations concluded with Kew Court agreeing to cancel the aforesaid indebtedness evidenced by the promissory note inclusive of all interest due thereunder and further agreed to release the security interests which served as collateral thereunder in exchange for the Company issuing to Kew Court convertible preferred shares having a face value approximating $3,800,000 with the right to convert same into 18,750,000 restrictive shares of Company common stock. The convertible preferred shares do not bear any interest nor does the Company have any obligation to file a Registration Statement to register either the convertible preferred shares or the underlying shares of Company common stock heretofore referred to.

     The Company has the right to repurchase the aforesaid underlying shares of common stock through September 30, 2002 at an agreed upon price of $0.80 per share.

                                                    SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   SWISSRAY International, Inc.


Date: January 11, 2002          By:/s/ Michael Laupper
                                   --------------------------------------------
                                       Michael Laupper, Chief Financial Officer